                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 033-37598



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 27, 1999)

                                  $250,000,000
                            [NORWEST FINANCIAL LOGO]

                            NORWEST FINANCIAL, INC.
                  FLOATING RATE SENIOR NOTES DUE JULY 7, 2000

                            ------------------------

        These floating rate notes will bear interest at the rate of Prime minus 2.825% per year. Interest on the notes is payable on October 7, 1999, January 7, 2000, April 7, 2000 and at maturity, July 7, 2000. The floating rate notes are not redeemable before that date.

        The floating rate notes are unsecured and rank equally with all of our other senior unsecured and unsubordinated debt.

        Salomon Smith Barney Inc., the underwriter, has agreed to purchase these floating rate notes from us at 100% of their principal amount, resulting in proceeds to us before expenses of $250,000,000.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in New York, New York on or about June 14, 1999.

                            ------------------------

                              SALOMON SMITH BARNEY

                            ------------------------

            The date of this prospectus supplement is June 9, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NORWEST HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NORWEST IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Ratios of Earnings to Fixed Charges.........................   S-3
Selected Financial Data.....................................   S-3
Description of the Floating Rate Notes......................   S-3
Underwriting................................................   S-5
                            PROSPECTUS
Where You Can Find More Available Information About              2
  Norwest...................................................
Incorporation of Information We File with the SEC...........     2
Norwest Financial, Inc......................................     2
Use of Proceeds.............................................     3
Ratios of Earnings to Fixed Charges.........................     3
Description of the Debt Securities..........................     3
Plan of Distribution........................................    11
Legal Opinions..............................................    12
Experts.....................................................    12

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for Norwest is set forth below for the periods indicated:

                     YEAR ENDED DECEMBER 31,                           THREE MONTHS
-----------------------------------------------------------------         ENDED
        1994              1995       1996       1997       1998       MARCH 31, 1999
        ----              ----       ----       ----       ----       --------------
    2.26                 2.13       2.11       2.00       1.72             1.72

     For the purpose of calculating the ratio of earnings to fixed charges we have divided earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses plus the portion of rentals, which we deem to be representative of the interest factor.

                            SELECTED FINANCIAL DATA

     In Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, Norwest reported total assets of $10,481,739,000, total liabilities of $8,894,202,000 and total stockholder's equity of $1,587,537,000.

                     DESCRIPTION OF THE FLOATING RATE NOTES

PRINCIPAL AMOUNT, MATURITY AND INTEREST

     We are issuing $250,000,000 of our floating rate notes which will mature on July 7, 2000.

     We will pay interest quarterly in arrears on October 7, 1999, January 7, 2000, and April 7, 2000, each an interest payment date, and on the maturity date. If any of the quarterly interest payment dates listed above falls on a day that is not a business day we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. Interest on the floating rate notes will be computed on the basis of a 360 day year for the actual number of days elapsed.

     If the maturity date of the floating rate note falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment to you on the next succeeding business day.

     The interest payable by us on a floating rate note on any interest payment date and on the maturity date, subject to certain exceptions, will be paid to the person in whose name the floating rate note is registered at the close of business on September 15 or December 15 or March 15 or June 15, as the case may be, next preceding the interest payment date or the maturity date. However, interest that we pay on the maturity date, will be payable to the person to whom the principal will be payable.

     Interest on the floating rate notes will accrue from, and including, June 14, 1999, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period." The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the floating rate notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from June 14, 1999, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

     We refer to each day during an interest period as an "interest determination date." The calculation agent appointed by us, The Chase Manhattan Bank, will calculate the interest rate for each interest determination date on the calculation date applicable to such interest determination date. The calculation date applicable to each interest determination date which is a business day will be such interest determination date and the calculation date applicable to each interest determination date which is not a business day will be the business day immediately preceding such interest determination date, except in the case of the last business day in any interest period and any days in such interest period, which are not business days, occurring subsequent to such last business day, for each of which the applicable calculation date will be the immediately preceding business day.

     The interest rate applicable to each interest determination date will be equal to Prime minus 2.825% per annum.

     "Prime" means, for any interest determination date, the most recent rate set forth in Federal Reserve Board Release No. H.15(519) on the Federal Reserve Board's website at www.Federalreserve.gov.com at 3:00 p.m. on the applicable calculation date opposite the caption "bank prime loan," or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, Prime will be calculated by the calculation agent and will be:

     - the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME I as that bank's prime rate or base lending rate as in effect for that interest determination date as quoted on the Reuters Screen USPRIME I on that interest determination date;

     - if fewer than four such rates appear on the Reuters Screen USPRIME I for the interest determination date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in the City of New York selected by the calculation agent from which quotations are requested;

     - if fewer than two quotations are quoted as mentioned above, the prime rate for that interest determination date shall be calculated by the calculation agent and shall be the arithmetic means of the prime rates quoted in the City of New York on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a federal or state authority, selected by the calculation agent to quote that rate or rates; or

     - if the prime rate is not published in H.15(519) and the banks or trust companies selected as described above are not quoting as mentioned above, the prime rate with respect to that interest determination date will be the interest rate otherwise in effect on that interest determination date.

     "Reuters Screen USPRIME I" means the display designated as page "USPRIME I" on the Reuters Monitor Money Rates Service (or other page as may replace pageUSPRIME I on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

FORM

     The floating rate notes will be issued in certificated form.

REDEMPTION

     We cannot redeem the floating rate notes before they mature.

ADDITIONAL INFORMATION

     See "Description of the Debt Securities" in the accompanying prospectus for additional important information about the floating rate notes. That information includes:

     - additional information about the terms of the floating rate notes;

     - general information about the indenture and the trustee;

     - a description of certain restrictions; and

     - a description of events of default under the indenture.

     The notes will be issued under an Indenture dated as of May 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, between the Company and The Chase Manhattan Bank, as trustee, as successor by way of merger to The Chase Manhattan Bank (National Association).

     Payment of interest and principal at maturity will be made by check mailed to the persons entitled thereto; provided, however, that any such payment will be made by wire transfer of immediately available funds to any registered holder of notes having an aggregate principal amount in excess of $1 million if appropriate wire transfer instructions shall have been provided by such holder to the trustee no less than five business days prior to (i) the record date for the applicable interest payment date or (ii) the maturity date for payments of principal. Payment of principal at maturity will be made upon surrender of a note.

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank has extended a line of credit to Norwest. Norwest borrows money and has other customary banking relationships with The Chase Manhattan Bank in the ordinary course of business.

                                  UNDERWRITING

     We are selling the notes to Salomon Smith Barney Inc., the underwriter, according to the terms of an underwriting agreement dated June 9, 1999.

     Salomon Smith Barney Inc. is purchasing the Notes as principal in this transaction for a sale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney Inc.

     In connection with the sale of any floating rate notes, the underwriter may be considered to have received compensation from us equal to the difference between the amount received by the underwriter in that sale and the price at which the underwriter purchased the floating rate notes from us. In addition, the underwriter may sell the floating rate notes to or through certain dealers, and those dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter or from any purchasers of the floating rate notes for whom it may act as agent (which may be in excess of customary compensation).

     The floating rate notes are an issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriter has advised us that it intends to make a market in the floating rate notes, but it is not obligated to do so. The underwriter may discontinue any market making in the floating rate notes at any time in its sole discretion. No assurance can be given as to the liquidity of any trading market for the floating rate notes.

     In connection with the offering of the floating rate notes, the underwriter may engage in overallotment and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Short covering transactions involve purchases of the floating rate notes in the open market after the distribution has been completed in order to cover short positions. Short covering transactions may cause the price of the floating rate notes to be higher that it would otherwise be in the absence of those transactions. If the underwriter engages in short covering transactions, it may discontinue them at any time.

     The Chase Manhattan Bank, as trustee, is an affiliate of Chase Securities Inc. and engages in general financing and banking transactions with Norwest and its affiliates.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to contribute to the payments the underwriter may be required to make because of those liabilities.

Prospectus

                            NORWEST FINANCIAL, INC.

                                 $2,000,000,000

                                DEBT SECURITIES

                           -------------------------

     We may issue up to an aggregate $2.0 billion of debt securities at one or more times. We will describe the specific terms of each series of debt securities that we offer in a supplement to this prospectus. Supplements will be made available at the time of each offering of debt securities.

     You should read this prospectus and any supplement carefully before you invest.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                 The date of this prospectus is April 27, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION ABOUT NORWEST...........    2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........    2
NORWEST FINANCIAL, INC. ....................................    2
USE OF PROCEEDS.............................................    3
RATIOS OF EARNINGS TO FIXED CHARGES.........................    3
DESCRIPTION OF DEBT SECURITIES..............................    3
PLAN OF DISTRIBUTION........................................   11
LEGAL OPINIONS..............................................   12
EXPERTS.....................................................   12

               WHERE YOU CAN FIND MORE INFORMATION ABOUT NORWEST

     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supercede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Current Reports on Form 8-K dated January 26, 1999 and March 10, 1999.

     You may request a free copy of any of these filings by writing or telephoning us at:

       Norwest Financial, Inc.
       206 Eighth Street
       Des Moines, Iowa 50309
       Attn: Treasurer's Department
       Telephone: (515) 243-2131

     Because we list some of our debt securities on the New York Stock Exchange, you may also inspect the filings described above, as well as other information, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone else provided you with different information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                            NORWEST FINANCIAL, INC.

     Norwest is a leading diversified consumer finance company. Our consumer finance operations make loans to individuals and purchase sales finance contracts though 916 branch offices primarily in 46 states, Guam, Saipan, Puerto Rico, Argentina and the ten Canadian provinces.

     We are a wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo & Company is a diversified financial services organization which, at December 31, 1998, had consolidated assets totaling approximately $202 billion.

     Our principal executive offices are located at 206 Eighth Street, Des Moines, Iowa 50309. Our telephone number is (515) 243-2131. When we refer to "Norwest," "we" or "our" in this prospectus, we mean Norwest Financial, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

                                USE OF PROCEEDS

     Unless we indicate otherwise in a prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes. These purposes may include bulk purchases of finance receivables, acquisitions of branch offices, consumer finance operations and other related businesses or the repayment of outstanding indebtedness. The net proceeds may be invested temporarily or applied to repay short term debt until they are used for their stated purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for Norwest is set forth below for the periods indicated:

    YEARS ENDED DECEMBER 31,
--------------------------------
1994   1995   1996   1997   1998
----   ----   ----   ----   ----
2.26   2.13   2.11   2.00   1.72

     For the purpose of calculating the ratio of earnings to fixed charges we have divided earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses plus the portion of rentals, which we deem to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The securities we are offering will be either senior or senior subordinated debt. The senior debt securities and subordinated debt securities will be issued under separate indentures. The senior debt securities will be issued under an indenture, dated as of May 1, 1986, as amended, and supplemented by a First Supplemental Indenture dated as of February 15, 1991, between Norwest and The Chase Manhattan Bank, as trustee, as successor by way of merger to The Chase Manhattan Bank (National Association). The subordinated debt securities will be issued under an Indenture, dated as of May 1, 1986, as amended and supplemented by a First Supplemental Indenture dated as of February 15, 1991, between Norwest and Harris Trust and Savings Bank, as trustee. Unless otherwise indicated, The Chase Manhattan Bank and Harris Trust and Savings Bank will be referred to herein as the "trustee".

     The following summaries of the material provisions of the indentures are not complete. You should read all of the provisions of the indentures, including the definitions of certain terms. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The particular terms of the securities offered by any prospectus supplement and the applicability of the general provisions will be described in the appropriate prospectus supplement. Unless otherwise indicated, parenthetical section references refer to each of the indentures.

SPECIFIC TERMS OF EACH SERIES

     Each time that we issue a new series of debt securities, the prospectus supplement relating to that new series will specify the particular amount, price or other terms of these debt securities. These terms may include:

     - the title of the debt securities and whether they will be senior or subordinated debt;

     - any limit on the total principal amount of the series of debt securities;

     - the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

     - the interest rate or rates on the series of debt securities and the date from which any such interest will accrue;

     - the dates on which we will pay interest on the series of debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

     - the place or places where principal of and premium, if any, and interest on the debt securities will be payable;

     - any redemption dates, prices, obligations and restrictions on the series of debt securities;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of debt securities;

     - the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and multiples of $1,000;

     - the portion of the principal amount of the debt securities, other than their principal amount, that is payable on the declaration of acceleration of the maturity;

     - the applicable overdue rate if other than the interest rate stated in the title of the series of debt securities;

     - any modifications of or additions to the events of default;

     - the currency in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars;

     - if the principal of and premium or interest on any series of debt securities is to be payable at our election or at the election of a holder of the debt securities in a currency other than that in which the debt securities are denominated, the period or periods within which and the terms and conditions on which these elections may be made;

     - if the amount of principal of and premium or interest on any series of debt securities may be determined by reference to an index based on either a currency other than that in which the debt securities are payable or any other method specifying the manner in which these amounts will be determined;

     - whether and to what extent any other means of satisfaction and discharge, which is sometimes referred to as "defeasance" will be applicable to the debt securities other than as described below under "Satisfaction and Discharge; Defeasance";

     - if the debt securities are to be issued in the form of one or more global security and, if so, the identity of the depositary or depositaries of such global debt security or global debt securities; and

     - any other specific terms of the debt securities that are not inconsistent with each Indenture. (Section 3.01)

     We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. If we issue these kinds of debt securities, we will provide you with additional information in a prospectus supplement.

FORM, DENOMINATION AND EXCHANGE

     We may issue the debt securities in registered from, without coupons, in increments of $1,000 or multiples thereof, unless the prospectus supplement states otherwise.

     Alternatively, we may issue the debt securities in the form of one or more global certificates.

     No service charge will be made for any transfer or exchange of the securities, but we may require payment of amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 3.02)

NO EVENT OF RISK COVENANT

     Neither indenture contains any covenant or other provision that restricts Norwest from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. Neither indenture requires Norwest to maintain any financial ratios or specified levels of net worth. In addition, neither indenture gives holders of the debt securities protection upon the occurrence of a change in control or in the event of a highly leveraged transaction involving Norwest.

LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALE OF ASSETS

     We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person unless:

     - the successor is a U.S. corporation;

     - the successor assumes on the same terms and conditions all the obligations under the debt securities and each indenture; and

     - immediately after giving effect to the transaction, there is no default under each Indenture.

(Section 10.01) Upon any merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of Norwest. (Section 10.02).

COMPUTATION OF INTEREST

     We will calculate the interest that is due on the debt securities based on a 360-day year of twelve 30 day months, unless the prospectus supplement states otherwise. (Section 3.11)

PAYMENTS ON REGISTERED DEBT SECURITIES

     We will pay principal, interest and any premium on registered debt securities in the designated currency at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the person in whose names the securities are registered on the days specified in the indentures or any prospectus supplement. (Section 3.12)

PAYING AGENT

     The Chase Manhattan Bank will be designated as Norwest's paying agent for the senior debt securities unless the prospectus supplement states otherwise. Harris Trust and Savings Bank will be designated as Norwest's paying agent for the subordinated debt securities unless the prospectus supplement states otherwise. (Section 8.14)

     If we authorize any other person to make payments on debt securities for us, we will identify them in the applicable prospectus supplement.

GLOBAL SECURITIES

     We may issue debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depository that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a global security may not be transferred except as a whole by the depository to a nominee of that depository or by a nominee of that depository to a depository or another nominee of that depository. (Section 3.01)

     The specific terms of the depositary arrangement for each series of debt securities will be described in the applicable prospectus supplement.

RANKING

     The senior debt securities will be the unsecured obligations of Norwest and will rank equally among themselves and with all of Norwest's other unsecured and unsubordinated debt.

     The prospectus supplement will describe the specific terms and conditions upon which the subordinated debt securities will be subordinated to other indebtedness of Norwest. Such terms may include:

     - indebtedness ranking senior to the subordinated debt securities;

     - restrictions on payments to the holders of such subordinated debt securities while a default relating to such senior indebtedness is continuing;

     - restrictions on payments to the holders of such subordinated debt securities following an event of default; and

     - provisions requiring holders of senior debt securities to receive certain payments prior to holders of subordinated debt securities. (Section 15.01)

SATISFACTION AND DISCHARGE

     At our request, each indenture will terminate as to the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities) when either:

     - all the debt securities have been delivered to the trustee for cancellation; or

     - we have deposited with the trustee in trust, an amount sufficient to make all remaining payments on these debt securities. (Section 6.01)

DEFEASANCE

     We may satisfy our obligations with respect to payments of principal of the debt securities, and premium, if any, and interest, if any, on the debt securities of any series by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to make such payments when due. If such deposit is sufficient, as verified by a written opinion of independent public accountants, to make all payments of:

     - interest, if any, on the debt securities on such series prior to and on their redemption or maturity, as the case may be; and

     - principal of the debt securities, and premium, if any, on the debt securities of such series when due upon redemption or at the designated maturity date, as the case may be then all of our obligations with respect to the debt securities of such series and the indentures which relate to the debt securities will be satisfied and discharged.

     To elect either option described above, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related payment described above would not cause the holders of that series to recognize, income, gain or loss for U.S. federal income tax purposes and that the holders of that series will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if that option had not been exercised. (Section 14.02)

EVENTS OF DEFAULT

     An "event of default" regarding any series of debt securities is any one of the following events, subject to various grace periods:

     - failure to pay principal of, or any premium on, any debt security when due;

     - failure to deposit any sinking fund payments for any series of debt security when due;

     - failure to pay any interest when due and payable;

     - failure to perform any covenants or warranties in either indenture, which failure has continued for 60 days after written notice to Norwest by the trustee or by the holders of 50% in principal amount of the outstanding debt securities of that series;

     - certain events in bankruptcy, insolvency or reorganization of Norwest;

     - default regarding any other series of debt securities, which results in the acceleration of such other series of debt securities; and

     - any other events of default regarding that series of debt securities that is specified in the prospectus supplement. (Section 7.01)

     A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series. A default under other debt of Norwest will not be a default under either Indenture.

     If an event of default for any series of debt securities occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be immediately due and payable by notice in writing to Norwest. If the debt securities of that series are original issue discount debt securities, the portion of the principal amount as is specified in that series may declare the principal amount of the debt securities of that series to be immediately declared payable by notice in writing to Norwest. If the holders of debt securities give notice of the declaration of acceleration to Norwest, then they must also give notice to the trustee. (Section 7.02)

     The holders of a majority in principal amount of the outstanding debt securities may rescind a declaration of acceleration if:

     - Norwest has paid or deposited with the trustee a sum sufficient to pay principal, interest, including overdue interest and interest thereon, any premium and the fee and expenses of the trustee (Section 7.02); and

     - any other event of default, besides the failure to pay principal due because of the declaration of acceleration, has been cured or waived. (Section 7.13)

     We are required to file every year with the trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 12.05)

NOTICE OF DEFAULTS

     The trustee is required to give notice to holders of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the occurrence of the default. The trustee may withhold this notice, however, if it determines in good faith that the withholding of notice is in the interest of the holders of the debt securities. However, the trustee may not withhold notice in the case of a default in the payment of principal of and premium or interest on or a sinking fund installment on any of the debt securities. In addition, the trustee is only required to give notice of the failure by Norwest to perform any covenant until at least 30 days after the failure has become a default. The term "default" for this purpose means any event which is, or after notice or lapse of time or both would become, an event of default. (Section 8.02)

RIGHTS OF THE TRUSTEE

     The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction, however, if it either would involve the trustee in personal liability or would be unduly prejudicial to holders of the debt securities of that series that do not join in that direction. (Section 7.12) During a default, the trustee is required to exercise the standard of care that a prudent man would exercise or use under the circumstances in the conduct of his own affairs (Section 8.0) Otherwise, the trustee is not obligated, however, to exercise any of its rights or powers under each Indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (Section 8.03)

MODIFICATION AND WAIVER OF EACH INDENTURE

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture. The following defaults may not, however, be waived:

     - a default in the payment of the principal, or any premium, interest or additional amounts payable on a series of debt securities, or in the payment of any sinking fund installment with respect to that series, which has not been cured until that time; or

     - a default regarding a covenant or provision of either indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected. (Section 7.13)

MODIFICATION WITHOUT CONSENT OF THE HOLDERS

     Without the consent of the holders of debt securities, we and the trustee may modify each Indenture for any of the following purposes:

     - to name a successor entity to Norwest;

     - to add to our covenants for the benefit of the holders of all or any series of debt securities;

     - to establish the form or terms of securities of any series of debt securities and any related coupons;

     - to cure any ambiguity or inconsistency in the applicable indenture;

     - to modify, eliminate and add to the provisions of either indenture to enable it to qualify under the Trust Indenture Act of 1939; or

     - to provide for the acceptance or appointment of a successor trustee. (Section 11.01)

MODIFICATION REQUIRING CONSENT OF THE HOLDERS

     Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification of each indenture. However, no modification or amendment may, without the consent of each holder affected:

     - change the stated maturity of the principal of, or any installment of interest on, any debt security;

     - reduce the principal amount, the rate of interest, or any additional amounts in respect of any debt security or reduce the amount of any premium payable upon the redemption of any debt security;

     - reduce the principal amount of original issued discount debt securities that would be due and payable upon acceleration of their maturity;

     - change the place of payment, the currency in which, any debt security or any premium or interest thereon is payable;

     - reduce the amount of, or postpone the date fixed for, any payment under the sinking fund for any debt security;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity date of the security or, in the case of redemption, on or after the redemption date;

     - reduce the percentage of securities required to consent to any modification, amendment or waiver under either indenture;

     - modify, except under limited circumstances, any provisions of the applicable indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder; or

     - in the case of the subordinated indenture, alter the provisions regarding the subordination of the subordinated debt securities in any way that would be adverse to the holders of such debt securities. (Section 11.02)

MUTILATED, DESTROYED, STOLEN OR LOST SECURITIES

     We will replace any mutilated debt security at the expense of the holder and on surrender of that mutilated debt security to the trustee. We will also replace debt securities that are destroyed, lost or stolen at the expense of the holder and on delivery to the security registrar of evidence of that destruction, loss or theft which is satisfactory to us and the trustee. Before we issue a replacement debt security, we and the trustee may require an indemnity from the party seeking the replacement security. (Section 3.06)

NOTICES

     Except as otherwise provided in each Indenture, notices to holders of debt securities will be given by mail to the addresses of those holders as they appear in the security register. (Section 1.06)

GOVERNING LAW

     The laws of the State of New York govern each Indenture and will govern the debt securities, including any matters of interpretation under them. (Section 1.13)

INFORMATION CONCERNING THE TRUSTEE

     We may from time to time engage in general financing and banking transactions with The Chase Manhattan Bank or with its affiliates or with Harris Trust and Savings Bank or with its affiliates.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities in one or more of the following ways:

     - through underwriters or dealers;

     - directly to one or more purchasers;

     - through agents; or

     - in a combination of any of the above transactions.

     The prospectus supplement for each series of debt securities will describe that offering, including:

     - the name or names of any underwriters;

     - the purchase price and the proceeds we will receive from such sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the debt securities of such series may be listed.

     If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt securities may be sold directly by us or through agents designated by us from time to time. We will name any agent involved in the offer or sale of the debt securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

     We may sell debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of debt securities.

INDEMNIFICATION

     Underwriters, dealers or agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating contribute to payments which these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

     Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

                                 LEGAL OPINIONS

     The legality of the debt securities will be passed upon for us by Steve R. Wagner, Esq., who is our Senior Assistant General Counsel, and for the underwriters, dealers or agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Norwest and subsidiary companies for the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, incorporated by reference herein, and upon authority of that firm as experts in accounting and auditing.

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                                  $250,000,000

                                      LOGO

                            NORWEST FINANCIAL, INC.

                  FLOATING RATE SENIOR NOTES DUE JULY 7, 2000

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                             PROSPECTUS SUPPLEMENT
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                              SALOMON SMITH BARNEY

                                  JUNE 9, 1999

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